Exhibit 99.1

For Immediate Release

January 4, 2010

Media Relations Contacts:

Andrew Shane

(972)453-6473

andrew.shane@supermedia.com

Investor Relations Contact:

Cliff Wilson

(972) 453-6188

cliff.wilson@supermedia.com

Idearc Completes Debt Restructuring; Emerges With New Name and Increased Client Focus

Newly Issued Common Stock of SuperMedia Inc. Trading on NASDAQ Exchange

Plan of Reorganization Effective as of December 31, 2009; Company Moves Forward with Restructured Balance Sheet and Debt Reduced to $2.75 Billion

DALLAS — Idearc Inc. today announced that it has changed its name to SuperMedia Inc. (the “Company” or “SuperMedia”). The new name symbolizes SuperMedia’s renewed focus on providing outstanding products including the SuperYellowPages®, Superpages.com® and SuperpagesDirect™ direct mail products as well as services, such as the SuperGuarantee SM and SuperTradeExchange® Programs, to its clients and consumers nationwide.

SuperMedia’s shares trade on the NASDAQ Global Market under the symbol “SPMD” and the Company will take part in Opening Bell ceremonies on Wednesday, January 6, 2010.

“This is an exciting day for SuperMedia, our teammates, our clients and all others who have supported us as we have taken action to strengthen our balance sheet and position the enterprise to succeed in a challenging and rapidly changing business environment,” said Scott W. Klein, chief executive officer of SuperMedia Inc.

“Our new name symbolizes the rebirth of our company and along with it the ability to continue to deliver innovative ways that will change the way in which we help match buyers with sellers,” Klein added. “We will have much more to say about these initiatives — and our company’s renewed sense of excitement and energy — in the days, weeks and months ahead.”

The name change follows the Company’s emergence from a reorganization that reduced its total debt from more than $9 billion to $2.75 billion of secured bank debt.  The Company’s Plan of Reorganization (the “Plan”) became effective on December 31, 2009.

SuperMedia’s equity capitalization will consist of 60 million shares of common stock and 5 million shares of preferred stock authorized for issuance. The terms, rights, and preferences of the preferred stock may be set from the Company’s Board of Directors from time to time.  Upon completion of all distributions to former creditors under the Plan, the Company will have approximately 15 million shares of common stock issued and outstanding.

Paulson Standby Purchase Closing

The Company also announced today that its standby purchase agreement with Paulson & Co. Inc. closed on December 31, 2009.

New Board of Directors

In conjunction with its emergence and in accordance with the Plan, the Company has a new Board of Directors. The newly appointed members are:

•                  Edward Bayone, the Earle W. Kazis Professor of the Practice of Finance and International Real Estate at Brandeis University’s International School of Business. He previously held numerous positions at FleetBoston Financial Group, including Chief, Global Risk Management and Chief Credit Officer.

•                  Robert C. Blattberg, the Timothy W. McGuire Distinguished Service Professor of Marketing and the director of the Center for Marketing Technology and Information at Carnegie Mellon University’s Tepper School of Business.  From 1991-2008, he was a professor and director of the Center for Retail Management at Northwestern University’s Kellogg Graduate School of Management.

•                  Charles B. Carden, former Senior Vice President and Chief Financial Officer for John H. Harland Company, a provider of products and services to the financial institution and education markets. He currently serves on the board of directors for Ivox Corporation, a privately held software company that provides driver-based risk management information to fleets and insurance companies.

•                  Robin Domeniconi, Vice President, US Advertising for Microsoft Corporation.  She has previously served as Senior Advisor/Media & Digital of Avista Capital Partners, President of Time, Inc. Media Group, and President and Publisher of Real Simple.

•                  Thomas Gardner, former Corporate Executive Vice President of Reader’s Digest Association, Inc. He previously held numerous other positions with Reader’s Digest. He has also served as a director for Northern Westchester Hospital, Reader’s Digest Foundation, and the Williams College Society of Alumni Executive Committee.

•                  David E. Hawthorne, former President and Chief Executive Officer of Lodgian, Inc., an independent hotel owner and operator. Since 2005, he has been with Hawthorne Management LLC, a firm that develops, owns, and operates commercial real estate in central Florida.

•                  Scott W. Klein, Chief Executive Officer of SuperMedia Inc. He became CEO and a director of Idearc Inc. in June 2008.  He previously served as an operating partner of Symphony Technology Group, a private investment firm, and as President and Chief Executive Officer of Information Resources, Inc., a provider of information solutions for the consumer packaged goods, retail, and healthcare industries.  Prior to joining Information Resources, Mr. Klein served as President, Consumer Industries, Retail & Energy Global Industry Group of Electronic Data Systems Corporation.

•                  Thomas S. Rogers, President and Chief Executive Officer of TiVo Inc., where he also serves on the board of directors. He joined the Board of Idearc Inc. in December 2007. He has previously served as chairman of the board of Teleglobe International Holdings, Ltd., a provider of international voice, data, internet, and mobile roaming services; chairman of Trget Media LLC, a media industry investment and operations advisory firm;

chairman and chief executive officer of Primedia, Inc., a print, video, and online media company; and president of NBC Cable for the National Broadcast Company, Inc.

Cancellation of Old Idearc Common Stock

In accordance with the Plan, the pre-emergence common stock of Idearc Inc. (which has recently traded under the symbol “IDARQ.PK ”) was cancelled effective December 31, 2009. Holders of the old Idearc Inc. common stock will not receive any distributions as part of the Plan and their equity interests have no value. No further transfers of the old Idearc Inc. common stock will be recorded on the Company’s books.

# # #

Forward-Looking Statements

Certain statements included in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that include the words “believe,” “will,” “would,” “propose,” “anticipate,” “foresee,” and similar expressions identify forward-looking statements.  For a discussion of the risks and uncertainties see Idearc’s periodic filings with the Securities and Exchange Commission, which you may view at www.sec.gov, and in particular, Idearc’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 and Idearc’s subsequent Quarterly Reports on Form 10-Q.

About SuperMedia Inc.

SuperMedia (NASDAQ:SPMD) is the advertising agency for local small to medium sized businesses across the United States. SuperMedia specializes in results. Click-here results. Ring-the-phone results. Knock-on-the-door results.

SuperMedia’s advertising products and services include: the SuperGuaranteeSM and SuperTradeExchange® programs, Verizon® SuperYellowPages, FairPoint® SuperYellowPages, Superpages.com®, EveryCarListed.comSM, Switchboard.comSM, LocalSearch.comSM, Superpages MobileSM and SuperpagesDirect™ direct mail products. For more information, visit www.supermedia.com.

SPMD-G